Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 24, 2013

For Release: Immediately
Refer to:     (317) 276-5795 - Mark Taylor (Media)
        (317) 655-6874 - Philip Johnson (Investors)

Lilly Reports Second-Quarter 2013 Results

•	Worldwide revenue increased 6 percent as growth in key products offset lower Zyprexa revenue following patent expirations in most major markets.

•	Cymbalta sales increased 22 percent while Cialis increased 13 percent.

•	Higher revenue and ongoing cost containment drove strong earnings growth.

•	Second quarter earnings per share grew to $1.11 (reported), or $1.16 (non-GAAP).

•	2013 earnings per share guidance range raised to $4.28 - $4.38 (reported), or $4.05 - $4.15 (non-GAAP)

Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2013.

$ in millions, except per share data	Second Quarter		%
	2013	2012	Growth
Total Revenue - Reported	$5,929.7	$5,600.7	6%
Net Income - Reported	1,206.2	923.6	31%
EPS - Reported	1.11	0.83	34%
Net Income - non-GAAP	1,254.9	923.6	36%
EPS - non-GAAP	1.16	0.83	40%

Certain financial information for 2013 and 2012 are presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The non-GAAP measures are presented in order to provide additional insights into the underlying trends in the company's business. The company's 2013 financial guidance is also being provided on both a reported and a non-GAAP basis.

“In the second quarter, Lilly delivered solid financial results, highlighted by good revenue growth and strict cost containment efforts that led to robust earnings growth,” said John C. Lechleiter, Ph.D., Lilly's chairman, president and chief executive officer. “Continued operating and financial discipline, along with a maturing pipeline of potential new medicines, gives me great confidence in the company's ability to meet the challenges we face from upcoming patent expirations and to resume growth after 2014.”

Key Events Over the Last Three Months

•
The marketing authorization application for LY2963016, an investigational basal (long-acting) insulin for the treatment of type 1 and type 2 diabetes, was accepted for review by the European Medicines Agency. LY2963016 is a new insulin glargine product being developed in collaboration with Boehringer Ingelheim.

•
The company disclosed positive Phase III clinical trial data for several late-stage investigational medicines from its diabetes pipeline, including dulaglutide and, in collaboration with Boehringer Ingelheim, empagliflozin, as part of the American Diabetes Association Scientific Sessions.

•
The company expressed its disappointment with the Centers for Medicare & Medicaid Services draft decision proposing Coverage with Evidence Development for the use of beta-amyloid positron emission tomography (PET) imaging agents, including Lilly's product, AmyvidTM.

•
The company announced plans to stop development of enzastaurin, which was being studied in a Phase III clinical trial as a monotherapy in the prevention of relapse in patients with diffuse large B-cell lymphoma.

•	The company stopped its Phase II study for LY2886721, a beta secretase (BACE) inhibitor being investigated as a once-daily treatment for its potential to slow the progression of Alzheimer's disease.

•
The company announced that the PRONOUNCE study of Alimta® did not achieve its primary endpoint of improved progression-free survival without grade four adverse events in nonsquamous non-small cell lung cancer.

Second-Quarter Reported Results
In the second quarter of 2013, worldwide total revenue was $5.930 billion, an increase of 6 percent compared with the second quarter of 2012. Revenue growth was comprised of 6 percent due to higher prices and 2 percent due to higher volume, partially offset by a decrease of 2 percent due to the unfavorable impact of foreign exchange rates. The increase in volume was driven by solid volume gains for various products, partially offset by continued volume declines of Zyprexa® due to the loss of patent exclusivity in most major markets and the transfer of exenatide commercial rights outside of the U.S. to Amylin Pharmaceuticals. Total revenue in the U.S. increased 13 percent to $3.397 billion driven by increased prices, primarily for Cymbalta. Total revenue outside the U.S. decreased by 2 percent to $2.532 billion, driven by the unfavorable impact of foreign exchange rates, primarily the Japanese yen, and the loss of market exclusivity for Zyprexa in most markets outside of Japan and, to a lesser extent, decreased prices, partially offset by increased volume.

Gross margin increased 7 percent to $4.764 billion in the second quarter of 2013, as growth in other products offset the loss of patent exclusivity for Zyprexa. Gross margin as a percent of total revenue was 80.3 percent, an increase of 0.8 percentage points compared with the second quarter of 2012. The increase in gross margin percent was primarily due to higher prices and production volumes, partially offset by the impact of foreign exchange rates on international inventories sold.

Total operating expense in the second quarter of 2013, defined as the sum of research and development, marketing, selling and administrative expenses, decreased 2 percent compared with the second quarter of 2012 to $3.198 billion. Marketing, selling and administrative expenses decreased 3 percent to $1.868 billion, as ongoing cost containment efforts and the favorable impact of foreign exchange rates were partially offset by higher litigation expenses. Research and development expenses increased 1 percent to $1.330 billion, or 22.4 percent of total revenue.

In the second quarter of 2013, the company recognized asset impairment, restructuring and other special charges of $63.5 million, related primarily to costs associated with the anticipated closure of a packaging and distribution facility in Germany.

Operating income in the second quarter of 2013 was $1.503 billion, an increase of 25 percent or $300.8 million, compared to the second quarter of 2012, due primarily to higher gross margin and lower operating expenses, partially offset by higher asset impairment, restructuring and other special charges.

Other income (expense) was income of $11.9 million in the second quarter of 2013, compared with expense of $16.5 million in the second quarter of 2012. This increase was primarily related to a gain on the sale of an investment during the second quarter of 2013.

The effective tax rate was 20.4 percent in the second quarter of 2013, compared with an effective tax rate of 22.1 percent in the second quarter of 2012. The decrease in the second quarter 2013 effective tax rate reflects the reinstatement of the R&D tax credit in the U.S. effective January 1, 2013.

In the second quarter of 2013, net income and earnings per share increased to $1.206 billion and $1.11, respectively, compared with second-quarter 2012 net income of $923.6 million and earnings per share of $0.83. The increases in net income and earnings per share were driven by higher operating income, and to a lesser extent, higher other income and a lower effective tax rate. Earnings per share also benefited from a lower number of shares outstanding in the second quarter of 2013 compared to the second quarter of 2012.

Second-Quarter 2013 non-GAAP Measures
On a non-GAAP basis, second-quarter 2013 operating income increased 30 percent to $1.566 billion, due primarily to higher gross margin and lower operating expenses. The effective tax rate decreased to 20.5 percent, compared with 22.1 percent in the second quarter of 2012, primarily driven by the reinstatement of the R&D tax credit in the U.S. effective January 1, 2013. Net income and earnings per share were $1.255 billion and $1.16, respectively, compared with $923.6 million and $0.83 during the second quarter of 2012.

The increases in net income and earnings per share were driven by higher operating income, and to a lesser extent, higher other income and a lower effective tax rate. Earnings per share also benefited from a lower number of shares outstanding in the second quarter of 2013 compared to the second quarter of 2012.

Non-GAAP measures in the second quarter of 2013 exclude items totaling $0.04 per share of expense. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Second Quarter
	2013	2012	% Change
Earnings per share (reported)	$1.11	$0.83	34%
Asset impairment, restructuring and other special charges	0.04	—
Earnings per share (non-GAAP)	$1.16	$0.83	40%
Numbers do not add due to rounding.

Year-to-Date Results

For the first six months of 2013, worldwide total revenue was $11.532 billion, an increase of 3 percent compared with the same period in 2012. Reported net income and earnings per share were $2.754 billion and $2.53, respectively. Net income and earnings per share, on a non-GAAP basis, were $2.503 billion and $2.30, respectively.

Non-GAAP measures exclude items totaling $0.23 per share of income for the first six months of 2013 and $0.01 per share of expense for the first six months of 2012. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Year-to-date		% Change
	2013	2012
Earnings per share (reported)	$2.53	$1.73	46%
Asset impairment, restructuring and other special charges	0.06	0.01
Income from the transfer of exenatide commercial rights	(0.29)	—
Earnings per share (non-GAAP)	$2.30	$1.74	32%

Revenue Highlights
(Dollars in millions)	Second Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2013	2012	2012	2013	2012	2012
Cymbalta®	$1,497.2	$1,223.1	22%	$2,825.4	$2,338.0	21%
Alimta	669.4	659.5	2%	1,286.3	1,266.3	2%
Humalog®	628.6	613.4	2%	1,261.3	1,203.6	5%
Cialis®	529.4	469.5	13%	1,044.4	931.3	12%
Humulin®	327.5	303.0	8%	639.4	610.7	5%
Forteo®	296.9	276.4	7%	578.4	547.7	6%
Zyprexa	283.2	379.5	(25)%	568.0	942.1	(40)%
Evista®	278.7	265.9	5%	519.2	522.1	(1)%
Strattera®	168.3	153.0	10%	335.0	311.9	7%
Effient®	137.4	111.0	24%	253.2	226.9	12%
Animal Health	543.5	512.2	6%	1,042.4	1,003.0	4%
Total Revenue	$5,929.7	$5,600.7	6%	$11,531.7	$11,202.7	3%

Cymbalta
For the second quarter of 2013, Cymbalta generated $1.497 billion in revenue, an increase of 22 percent compared with the second quarter of 2012. U.S. sales of Cymbalta increased 27 percent, to $1.217 billion, driven by higher prices and, to a lesser extent, increased demand and the favorable impact of wholesaler buying patterns. Revenue outside the U.S. was $279.8 million, an increase of 4 percent, driven primarily by increased volume, partially offset by the unfavorable effect of foreign exchange rates and, to a lesser extent, lower prices.

Alimta
For the second quarter of 2013, Alimta generated sales of $669.4 million, an increase of 2 percent compared with the second quarter of 2012. U.S. sales of Alimta increased 9 percent, to $304.9 million, driven by increased demand and higher prices. Sales outside the U.S. decreased 4 percent, to $364.5 million, driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower prices, partially offset by increased volume.

Humalog
For the second quarter of 2013, worldwide Humalog sales increased 2 percent, to $628.6 million. Sales in the U.S. were relatively flat at $351.9 million, driven by lower net effective selling prices, offset by increased volume. Sales outside the U.S. increased 7 percent to $276.7 million, due to increased volume, partially offset by the unfavorable impact of foreign exchange rates and lower prices.

Cialis
Cialis sales for the second quarter of 2013 increased 13 percent to $529.4 million. U.S. sales of Cialis were $214.7 million in the second quarter, a 15 percent increase compared with the second quarter of 2012, driven primarily by higher prices. Sales of Cialis outside the U.S. increased 11 percent, to $314.7 million, driven by increased volume and higher prices, partially offset by the unfavorable impact of foreign exchange rates.

Humulin
Worldwide Humulin sales increased 8 percent in the second quarter of 2013, to $327.5 million. U.S. sales increased 11 percent to $158.1 million, driven by higher prices, partially offset by lower demand. Sales outside the U.S. increased 5 percent, to $169.4 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Forteo
Second-quarter 2013 sales of Forteo were $296.9 million, a 7 percent increase compared with the second quarter of 2012. U.S. sales of Forteo decreased 2 percent to $115.8 million, driven primarily by lower volume, partially offset by higher prices. Sales outside the U.S. increased 14 percent, to $181.1 million, due primarily to increased volume in Japan, partially offset by the unfavorable impact of foreign exchange rates.

Zyprexa
In the second quarter of 2013, Zyprexa sales totaled $283.2 million, a decrease of 25 percent compared with the second quarter of 2012 due to the loss of patent exclusivity in 2011 in the U.S. and most major international markets. U.S. sales of Zyprexa decreased 35 percent to $19.5 million. Zyprexa sales in international markets decreased 25 percent, to $263.7 million. Zyprexa sales in Japan were approximately $130 million and were negatively affected by the continued weakening of the Japanese yen.

Evista
Evista sales for the second quarter of 2013 increased 5 percent to $278.7 million. U.S. sales of Evista increased 9 percent to $199.3 million, driven by higher prices, partially offset by lower demand. Sales outside the U.S. decreased 5 percent to $79.4 million, driven by the unfavorable impact of foreign exchange rates, partially offset by higher volume.

Strattera
During the second quarter of 2013, Strattera generated $168.3 million of sales, an increase of 10 percent compared with the second quarter of 2012. U.S. sales increased 10 percent to $102.6 million, due to higher prices, partially offset by lower demand. Sales outside the U.S. increased 10 percent to $65.7 million, driven by increased volume in Japan, partially offset by lower prices and the unfavorable impact of foreign exchange rates.

Effient

Effient sales were $137.4 million in the second quarter of 2013, which increased 24 percent compared with the second quarter of 2012. U.S. Effient sales increased 28 percent to $103.8 million, driven primarily by higher prices. Sales outside the U.S. increased 12 percent to $33.6 million, driven by higher volume.

Animal Health
Worldwide sales of animal health products in the second quarter of 2013 were $543.5 million, an increase of 6 percent compared with the second quarter of 2012. U.S. sales grew 5 percent, to $321.3 million, due primarily to increased demand for Trifexis®. Sales outside the U.S. increased 7 percent, to $222.2 million, driven primarily by increased sales of companion animal products.

2013 Financial Guidance
The company has raised its 2013 earnings per share guidance and now expects full-year 2013 earnings per share to be in the range of $4.28 to $4.38 on a reported basis, or $4.05 to $4.15 on a non-GAAP basis. The company has also revised certain other elements of its 2013 financial guidance, as outlined below.

	2013 Expectations	2012 Results	% Change
Earnings per share (reported)	$4.28 to $4.38	$3.66	17% to 20%
Asset impairment, restructuring and other special charges	0.06	0.16
Income from the transfer of exenatide commercial rights	(0.29)	(0.43)
Earnings per share (non-GAAP)	$4.05 to $4.15	$3.39	19% to 22%

The company still anticipates 2013 revenue of between $22.6 billion and $23.4 billion. Despite the initial impact of the U.S. Cymbalta patent expiration in the fourth quarter of 2013 and the loss of the anticipated 15 percent revenue sharing obligation on worldwide exenatide sales, the company expects overall revenue growth, driven by a portfolio of products including Humalog, Humulin, Cialis, Strattera, Forteo, Alimta, Cymbalta outside the U.S., Effient, Tradjenta® and Axiron®, as well as animal health products. In addition, significant revenue growth is expected in the emerging markets, particularly China, while a weaker Japanese yen will dampen revenue growth in Japan.

The company now anticipates that gross margin as a percent of revenue will be approximately 79 percent.

Marketing, selling and administrative expenses are now expected in the range of $7.0 billion to $7.2 billion. Research and development expenses are now expected to be in the range of $5.3 billion to $5.5 billion.

On a reported basis, other income and deductions is still expected to be in a range between $440 million and $590 million of income in 2013. On a non-GAAP basis, other income and deductions is still expected to be in a range between $50 million of expense to $100 million of income, which excludes $495.4 million of exenatide-related income recognized upon the transfer of exenatide commercial rights outside the U.S. to Amylin.

On a reported basis, the 2013 tax rate is still expected to be approximately 20.5 percent. On a non-GAAP basis, the 2013 tax rate is still expected to be approximately 19.0 percent. Both tax rates for 2013 include the one-time impact associated with the R&D tax credit for 2012 that was recorded in 2013 resulting from the delay in the enactment of the American Taxpayer Relief Act of 2012.

Operating cash flows are still expected to be more than sufficient to allow for capital expenditures of approximately $900 million, fund potential business development activity and pay the company's dividend. In addition, the company has completed its previously-announced $1.5 billion share repurchase program.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2013 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
F-LLY

This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform and deficit-reduction measures; changes in tax laws, including the American Taxpayer Relief Act of 2012; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed, Lilly)
AmyvidTM ((Florbetapir F 18 Injection, Lilly)
Axiron® (testosterone, Acrux Corp.)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Effient® (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Tradjenta® (linagliptin, Boehringer Ingelheim)
Trifexis® (spinosad + milbemycin oxime, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
June 30, 2013            December 31, 2012
Worldwide Employees         38,100             38,350

Eli Lilly and Company
Operating Results (Unaudited) - REPORTED
(Dollars in millions, except per share data)
	Three Months Ended			Six Months Ended
	June 30			June 30
	2013	2012	% Chg.	2013	2012 % Chg.

Total Revenue	$5,929.7	$5,600.7	6%	$11,531.7	$11,202.7	3%

Cost of sales	1,165.2	1,146.7	2%	2,323.5	2,344.6	(1)%
Research and development	1,330.4	1,320.7	1%	2,678.5	2,472.2	8%
Marketing, selling and administrative	1,867.6	1,931.1	(3)%	3,519.6	3,778.6	(7)%
Asset impairments, restructuring and other special charges	63.5	—	NM	85.2	23.8	NM

Operating income	1,503.0	1,202.2	25%	2,924.9	2,583.5	13%

Net interest income (expense) Other income (expense) - Special	(10.6) -	(15.8) -		(27.3) 495.4	(35.0) -
Net other income (expense)	22.5	(0.7)		73.0	(27.5)
Other income (expense)	11.9	(16.5)	NM	541.1	(62.5)	NM

Income before income taxes	1,514.9	1,185.7	28%	3,466.0	2,521.0	37%
Income taxes	308.7	262.1	18%	711.8	586.3	21%

Net income	$1,206.2	$923.6	31%	$2,754.2	$1,934.7	42%

Earnings per share - diluted	$1.11	$0.83	34%	$2.53	$1.73	46%

Dividends paid per share	$0.49	$0.49	—%	$0.98	$0.98	—%
Weighted-average shares outstanding (thousands) - diluted	1,084,037	1,118,707		1,087,907	1,117,839

NM - not meaningful

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total Revenue	$5,929.7	$—	$5,929.7	$5,600.7	$—	$5/7/600

Cost of sales	1,165.2	—	1,165.2	1,146.7	—	1/7/146

Operating Expenses(b)	3,198.0	—	3,198.0	3,251.8	—	3/8/251

Asset impairments, restructuring and other special charges(c)	63.5	(63.5)	—	—	—	—

Other income (expense)	11.9	—	11.9	(16.5)	—	(16.5)

Income taxes	308.7	14.8	323.5	262.1	—	262.1

Net income	1,206.2	48.7	1,254.9	923.6	—	923.6

Earnings per share - diluted	1.11	0.04	1.16	0.83	—	0.83

Numbers do not add due to rounding.

(a)
We use non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (“GAAP”). The items that we exclude when we provide non-GAAP measures or expectations are typically highly variable, difficult to predict, and of a size that could have a substantial impact on our reported operations for a period. We believe that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate our ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate asset impairments, restructuring and other special charges. During the three months ended June 30, 2013, amounts totaling $63.5 million (pretax), or $0.04 per share (after-tax), of expense were eliminated primarily related to the anticipated closure of a packaging and distribution facility in Germany.

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total Revenue	$11,531.7	$—	$11,531.7	$11,202.7	$—	$11,202.7

Cost of sales	2,323.5	—	2,323.5	2,344.6	—	2,344.6

Operating Expenses(b)	6,198.1	—	6,198.1	6,250.8	—	6,250.8

Asset impairments, restructuring and other special charges(c)	85.2	(85.2)	—	23.8	(23.8)	—

Other income (expense)(d)	541.1	(495.4)	45.7	(62.5)	—	(62.5)

Income taxes	711.8	(158.6)	553.2	586.3	8.0	594.3

Net income	2,754.2	(251.6)	2,502.6	1,934.7	15.8	1,950.5

Earnings per share - diluted	2.53	(0.23)	2.30	1.73	0.01	1.74

(a)
We use non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (“GAAP”). The items that we exclude when we provide non-GAAP measures or expectations are typically highly variable, difficult to predict, and of a size that could have a substantial impact on our reported operations for a period. We believe that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate our ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate asset impairments, restructuring and other special charges. During the six months ended June 30, 2013, amounts totaling $85.2 million (pretax), or $0.06 per share (after-tax), of expense were eliminated primarily related to the anticipated closure of a packaging and distribution facility in Germany as well as severance costs for actions taken to reduce cost structure and global workforce. During the six months ended June 30, 2012, amounts totaling $23.8 million (pretax), or $0.01 per share (after-tax), of expense were eliminated primarily related to the withdrawal of Xigris.

(d)
Certain GAAP reported measures have been adjusted to eliminate a portion of other income (expense). During the six months ended June 30, 2013, amounts totaling $495.4 million (pretax), or $0.29 per share (after-tax), of income were eliminated related to the transfer of exenatide commercial rights outside the U.S. to Amylin.